SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

                        FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities
Exchange Act of 1934 or Suspension of Duty to File
Reports Under Section 13 and 15(d) of the Securities
Exchange Act of 1934.
                                   Commission File
                                   Number 0-14579

                     Gander Mountain, Inc.
(Exact name of registrant as specified in its charter)

P.O. Box 128, Highway W. Wilmot, Wisconsin  53192 (414)862-2331
  (Address, including zip code, and telephone number,
         including area code, of registrant's
             principal executive offices)

                      Common Stock
(Title of each class of securities covered by this Form)

                          None
(Titles of all other classes of securities for which a
       duty to file reports under section 13(a)
                   or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X]             Rule 12h-3(b)(1)(ii)[   ]
Rule 12g-4(a)(1)(ii)[   ]           Rule 12h-3(b)(2)(i) [   ]
Rule 12g-4(a)(2)(i) [   ]           Rule 12h-3(b)(2)ii) [   ]
Rule 12g-4(a)(2)(ii)[   ]           Rule 15d-6          [   ]
Rule 12h-3(b)(1)(i) [X]

      Approximate number of holders of record as of the
certification or notice date:
             0

      Pursuant to the requirements of the Securities
Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf of the undersigned duly authorized person.

DATE:  February 4, 1997         BY: /s/ David Lubar
                                ----------------------------
                                David Lubar, President of
                                GMI of Wisconsin, Inc. f/k/a
                                Gander Mountain, Inc.

Instruction:  This form is required by Rules 12g-4, 12h-
3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.